UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to §240.14A-12

LESAKA TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee paid previously with preliminary materials.

[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LESAKA TECHNOLOGIES, INC.

_________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on November 15, 2023

_________________________

To the Shareholders of Lesaka Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Shareholders of Lesaka Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg 2196, South Africa on November 15, 2023 at 16:00 local time (9:00 am Eastern Time), for the following purposes:

1. To elect twelve directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To ratify the selection of KPMG, Inc. as our independent registered public accounting firm for the fiscal year ending June 30, 2024.

3. To hold an advisory vote to approve executive compensation.

4. To hold an advisory vote regarding whether an advisory vote on executive compensation will occur every one, two or three years.

5. To transact such other business and act upon any such other matters which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on September 22, 2023, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2023, which is enclosed with this proxy statement.

Sincerely,

Kuben Pillay Chairman	Chris Meyer Group Chief Executive Officer
Johannesburg, South Africa September 29, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 15, 2023. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register ("South African Shareholders") are referred to the special instructions contained on page 5 of this proxy statement.

LESAKA TECHNOLOGIES, INC.

_________________________

PROXY STATEMENT EXECUTIVE SUMMARY

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	16:00 local time (9:00am Eastern Time) on November 15, 2023
Place	President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, 2196, South Africa
Record Date	September 22, 2023

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

The following is a summary of proposals to be voted on at the annual meeting and the recommendation of our Board of Directors (our "Board") with respect to each such proposal. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our annual report on Form 10-K.

Proposal 1

Election of Directors

The Board has nominated twelve of our current directors for re-election at the annual meeting to hold office until the 2024 annual meeting. More information about this proposal can be found on pages 5-8.

Recommendation: Our Board recommends a vote FOR each of the director nominees.

Proposal 2

Ratification of Independent Registered Public Accounting Firm

The Board is asking shareholders to ratify the selection of KPMG, Inc. as our independent registered public accounting firm for the fiscal year ending June 30, 2024. More information about this proposal can be found on page 8.

Recommendation: Our Board recommends a vote FOR the ratification of the selection of KPMG, Inc. as our independent registered public accounting firm.

Proposal 3

Advisory Vote to Approve Executive Compensation

The Board is providing shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation". More information about this proposal can be found on page 9.

Recommendation: Our Board recommends a vote FOR the approval of executive compensation.

Proposal 4

Advisory Vote to Recommend How Often an Advisory Vote on Executive Compensation Should Occur

The Board is providing shareholders with the opportunity to vote, on an advisory basis, whether we should hold future advisory votes to approve executive compensation every one, two or three years. More information about this proposal can be found on page 9.

Recommendation: Our Board recommends a frequency of every "ONE YEAR" for future executive compensation advisory votes.

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the internet. On or about October 2, 2023, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our annual report for the fiscal year ended June 30, 2023 online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice.

CORPORATE GOVERNANCE

Our Board is committed to excellence in corporate governance. We believe that principled and ethical governance benefits you, our shareholders, as well as our customers, employees and communities, and we maintain a governance profile that aligns with industry-leading standards. We believe that our governance structure will have a direct impact on the strength of our business. The following table presents a brief summary of our key governance structures.

Board Conduct and Oversight	Independence and Participation	Shareholder Rights

✓ Regular risk assessment

✓ Standards of ethics applied to all directors, executive officers and employees

✓ Significant time devoted to succession planning and leadership development efforts

✓ Evaluations of the Board and its committees

✓ Separate Chairman of the Board and Group Chief Executive Officer

✓ Independent Chairman

✓ Seven of twelve directors are Nasdaq-independent

✓ Executive sessions of non-employee directors are generally held at each Board and committee meeting

✓ Audit Committee, Remuneration Committee, and Nominating and Corporate Governance Committee are each made up entirely of independent directors

✓ Special meeting right for shareholders holding an aggregate of 10% of voting stock

✓ All directors annually elected; no staggered Board

✓ No "Poison Pill"

✓ No supermajority voting requirements to change organizational documents

VOTING RIGHTS AND PROCEDURES

Shareholders as of the close of business on September 22, 2023, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 61,516,860 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in "street name"), that are not voted (referred to as "broker non-votes") will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

  Proposal No 1-Our twelve director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect, since approval by a specific percentage of the shares present or outstanding is not required.

  Proposal No. 2-The ratification of the selection of KPMG, Inc. ("KPMG") to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

  Proposal No. 3-The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

  Proposal No. 4-With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may vote for a frequency of every one year, two years or three years. Shareholders will be considered to have expressed a frequency preference for the alternative that receives the most votes. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and, if a proposal comes up for a vote at the annual meeting that is not on the proxy, according to the best judgment of the persons named in the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

  FOR each of the director nominees;

  FOR the ratification of the selection of KPMG as our independent registered public accounting firm;

  FOR the approval of executive compensation; and

  for ONE YEAR as the desired frequency of the advisory vote on executive compensation.

If your shares are held in "street name," and you do not instruct the bank or broker how to vote your shares on Proposals 1, 3 or 4, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Lesaka Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares in "street name", you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq") in the United States under the symbol "LSAK" and, via a secondary listing, on the Johannesburg Stock Exchange ("JSE"), in South Africa under the symbol "LSK". Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is JSE Investor Services (Pty) Ltd ("JSE Investor Services"), One Exchange Square, 2 Gwen Lane, Sandown, Sandton, 2196, South Africa.

Special Instructions to South African Shareholders

We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our South African Shareholders. The proxy form marked "Lesaka Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register" must be used by South African Shareholders. The South African proxy must be lodged, posted or faxed to JSE Investor Services so as to reach them by 16:00, local time, on November 10, 2023. South African Shareholders that have already dematerialized their shares through a Central Securities Depository Participant ("CSDP") or broker, other than with own-name registration, should not complete the South African proxy. Instead, they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. South African Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to JSE Investor Services.

Solicitation

The Board is soliciting your proxy to vote your shares at the annual meeting. We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for re-election twelve of our current directors (see "Information Regarding the Nominees" for information on all directors), each for a one-year term.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR the election of each of the director nominees.

Information Regarding the Nominees

Kuben Pillay 63 years old Director since 2020	Mr. Pillay serves on South African public and private corporate boards including as Chairman of Sabvest Limited (JSE: SBV), lead independent director of OUTsurance (JSE: OUT) and as a non-executive director of Transaction Capital Limited (JSE: TCP). He was the non-executive chairman of the Primedia Group from 2014 to 2016, and also served as its group CEO from 2009 to 2014. Mr. Pillay was a managing financial partner at public interest law firm, Cheadle Thompson and Haysom, before joining Mineworkers Investment Company ("MIC") in 1996 as a founding executive director, and later serving as the non-executive chairman. Mr. Pillay also served as the independent non-executive chairman of Cell C Limited from August 2017 to October 2019. Mr. Pillay has a BA LLB from the University of the Witwatersrand, Johannesburg, and a Masters in Comparative Jurisprudence from Howard University, Washington DC.

The Board believes that Mr. Pillay's expertise in legal and corporate governance, and media and consumer affairs and broad experience as a director of several publicly-traded companies covering a broad range of industries over many years make him a valuable member of our Board.

Christopher Meyer 52 years old Director since 2021	Mr. Meyer has been our Group Chief Executive Officer since July 1, 2021. Prior to joining us, he was the Head of Corporate & Investment Banking and Joint Managing Director at Investec Bank Plc, a LSE-listed specialist bank and wealth manager, having served in many different roles within the Investec Group since 2001. He was also an executive director for various international and regional subsidiaries of Investec Bank Plc. He is a member of the South African Institute of Chartered Accountants, holds an MSc Finance from the London Business School and a Post Graduate Diploma in Accounting from the University of Cape Town.

The Board believes that Mr. Meyer's experience with corporate transactions and strong leadership skills make him a valuable member of our Board.

Naeem E. Kola 50 years old Director since 2022	Mr. Kola has been our Group Chief Financial Officer since March 1, 2022. Mr. Kola has progressively held senior finance roles in Dubai, most notably as Chief Financial Officer of the Emerging Markets Payments Group ("EMP"), a high-growth fintech business that grew materially and successfully concluded and integrated five acquisitions during Mr. Kola's six-year tenure as Chief Financial Officer. Prior to becoming Chief Financial Officer, Mr. Kola was Senior Vice President for Investments, Strategy and Business Planning at EMP. Since the acquisition of EMP by Network International in 2017, Mr. Kola has been an Operations Director and Strategic Advisor to the emerging market private equity firm Actis, where he again focused on fintech businesses.

The Board believes that Mr. Kola's financial and accounting expertise and experience with corporate transactions and capital markets make him well-suited to serve as a director.

Steven J. Heilbron 58 years old Director since 2022	Mr. Heilbron has been the Chief Executive Officer of the Connect Group since 2013 and joined us following the acquisition of Connect in the same capacity. Mr. Heilbron has two decades of financial services experience, having spent 19 years working for Investec in South Africa and the UK, where he served as Global Head of Private Banking and Joint Chief Executive Officer of Investec Bank plc. He led a private consortium that acquired Cash Connect Management Solutions (Pty) Ltd ("CCMS") in 2013. Mr. Heilbron has presided over significant organic growth in the rebranded Connect Group, as well as spearheading the successful acquisition and integration of Kazang and EFTpos acquired from the Paycorp Group in February 2020. He is a member of the South African Institute of Chartered Accountants

The Board believes that Mr. Heilbron's strong leadership skills, his deep knowledge and many years of experience within the banking, payments and payment technologies space make him well-suited to serve as a director.

Lincoln C. Mali 55 years old Director since 2021	Mr. Mali has been our Chief Executive Officer: Southern Africa since May 1, 2021. Mr. Mali is a financial services executive with over 25 years in the industry. Until April 2021, he was the Head of Group Card and Payments at Standard Bank Group, having served in many different roles within that organization since 2001. Mr. Mali chaired the board of directors of Diners Club South Africa until April 2021, and was a member of the Central and Eastern Europe, Middle East and Africa Business Council for Visa. Mr. Mali holds Bachelor of Arts (BA) and Bachelor of Laws (LLB) degrees from Rhodes University, an MBA from Henley Management College, various diplomas and attended an Advanced Management Program at Harvard Business School.

The Board believes that Mr. Mali's strong relationships and network with key industry players in South Africa and his motivational leadership style make him well-suited to serve as a director.

Antony C. Ball 64 years old Director since 2020	Mr. Ball is co-founder and chairman of Value Capital Partners (Pty) Ltd ("VCP"), a South Africa-based investment firm. Prior to VCP, Mr. Ball co-founded Brait in 1990, a leading South African private equity firm, regarded as a pioneer of private equity in the region, and held various leadership positions, including Deputy Chairman and CEO, between 1998 and 2011 when he left the company. Mr. Ball led Brait's investment in Lesaka in 2004, and served as a non-executive director of the company until 2012. Mr. Ball has a B Comm (Hons) from UCT, is a CA(SA), and completed an M Phil in Management Studies from Oxford University, where he studied as a Rhodes Scholar.

The Board believes that Mr. Ball's expertise in private equity, public markets, finance, accounting and corporate governance and broad experience as an officer and director of several publicly-traded companies covering a broad range of industries make him a valuable member of our Board.

Nonkululeko N. Gobodo 62 years old Director since 2021	Ms. Gobodo is the first black female-chartered accountant in South Africa and brings a wealth of accounting and auditing experience from over 35 years of executive experience. She also has extensive experience as a non-executive director, having served on many boards including JSE listed Clicks Group Limited, PPC Limited and Shoprite Holdings Limited, as well as, Mercedes Benz, Imperial, the SA Maritime Authority, and the South Africa Revenue Service audit committee. She is a pioneer in her field, having established her own successful accounting and audit firm during the apartheid era. The firm grew to become SizweNtsalubaGobodo ("SNG"), the largest black accounting firm in South Africa. In 2018, SNG acquired the Grant Thornton South Africa license. In 2016, Ms. Gobodo founded Nonkululeko Leadership Consulting, a boutique, black-owned and managed leadership consulting firm based in Sandton and served as its CEO for five years. In May 2021, she started Awakened Global, a movement that is contributing to end racial and gender inequality. She is a recipient of many business and professional awards. She was appointed as the Chancellor of the Walter Sisulu University in April 2023.

The Board believes that Ms. Gobodo's experience in finance and audit and knowledge of the South African marketplace provides necessary and desired skills, experience and South African-centric perspective to our Board.

Javed Hamid 79 years old Director since 2020	Mr. Hamid is currently a senior advisor to the International Executive Service Corps and held various positions with the International Finance Corporation ("IFC"), a member of the World Bank Group, and a major shareholder in Lesaka, from 1979 to 2006. He was on the Management Committee of IFC and served as the Regional Director for East Asia and Pacific Region. He was on the board of listed banks in Pakistan and Serbia, on the Pension Finance Committee of the World Bank Pension Fund and the Investment Committee of Lombard Thailand Private Equity Fund. He currently chairs the board of Small Enterprise Assistance Funds (USA) and is on the board of Salem University (USA) and Asia Research Capital Management Hedge Fund (Hong Kong). He has extensive international banking, investment and project finance experience and a strong background in investing in emerging markets, structuring investments, managing international investment portfolios, and providing technical assistance to companies in developing countries. He has a keen interest in sustainable development and corporate governance issues. Mr. Hamid holds a Master of Business Administration, from Harvard Business School, a Master of Arts from the University of Cambridge, a Bachelor of Arts in Economics, from the University of Cambridge and a Bachelor of Arts in Economics, Mathematics and Statistics, from the University of Punjab.

The Board believes that Mr. Hamid's substantial international experience; risk and financial expertise; his experience managing international investments, and his skills in dealing with corporate governance issues makes him a valuable member of our Board

Ali Mazanderani 41 years old Director since 2020	Mr. Mazanderani is a fintech investor and entrepreneur. He is the co-founder and chairman of SaltPay. He is also a non-executive director on the board of several companies including StoneCo (Nasdaq: STNE) in Brazil. He was formerly a Partner at Actis, an emerging market private equity firm, where he led multiple landmark fintech investments globally. Prior to his career at Actis, Mr. Mazanderani was the lead strategy consultant for First National Bank based in Johannesburg and prior to that, he advised private equity and corporate clients for OC&C Strategy Consultants in London.

He holds a Bachelors degree in Economics from the University of Pretoria, a Masters in Economics from Oxford University, a Masters in Economic History from the London School of Economics, a Masters in Business Law from the University of St. Gallen and an MBA from INSEAD.

The Board believes that Mr. Mazanderani's international experience in strategy, payments, technology, and private equity provide necessary and desired skills, experience and perspective to our Board.

Venessa Naidoo 59 years old Director since 2023	Ms. Naidoo brings a wealth of experience in finance, launching new technologies, managing rapid international growth, restructures, operating in emerging market economies and currencies, and delivering success in highly competitive environments. She is an experienced non-executive director and currently serves on the boards of both OUTsurance (JSE: OUT), a leading South African insurance company, and RFG Holdings Limited (JSE: RFG) in South Africa.

She holds a Bachelor of Accounting and Postgraduate Diploma in Accountancy from the University of Durban-Westville and is a Chartered Accountant (SA). She also completed the Harvard Business School and University of the Witwatersrand Senior Executive Programme.

The Board believes that Ms. Naidoo's international experience in finance and audit, her entrepreneurial track record are essential qualities required by our Board.

Monde Nkosi 33 years old Director since 2020	Mr. Nkosi is an investor with experience in private and public equities in South Africa and the U.S. He is an executive director of VCP and a non-executive director of several public and private businesses, including ADvTECH Limited. He was previously on the investment team of FFL Partners, a San Francisco-based private equity firm managing more than $2 billion. Prior to that, Mr. Nkosi was a management consultant at Bain & Company, focused on financial services and telecommunications clients across Sub-Saharan Africa. Mr. Nkosi holds a Bachelor of Business Science from the University of Cape Town, a Master of Arts in Education from the Stanford Graduate School of Education, and an MBA from the Stanford Graduate School of Business.

The Board believes that Mr. Nkosi's expertise in corporate strategy, corporate finance and capital allocation make him a valuable member of our Board.

Ekta Singh-Bushell 51 years old Director since 2018	Ms. Singh-Bushell serves on global technology public and private corporate boards. She is a member of the board and chair of the nominating and governance committee, and technology committee for Huron Consulting Group (NASDAQ: HURN), a global consulting company offering services to healthcare, higher education, and life sciences and commercial industries; ChargePoint, Inc. (NYSE: CHPT), a leading EV charging as a service company, where she is a member of the audit committee; TTEC, Inc. (NASDAQ: TTEC), a leading global customer experience technology and services company, focusing on the design, implementation, and delivery of transformative customer experience for various brands, where she is a member of the audit, and chair of the technology and security committee; She formerly served on the boards of Datatec Limited (JSE: DTC), an international ICT solutions and services group, as Lead Independent Director and Designer Brands Inc. (NYSE: DBI) as a member of the audit, remuneration and nomination committees. From 2016 to 2017, Ms. Singh-Bushell served as deputy to the first vice president, chief operating officer executive office, at the Federal Reserve Bank of New York. Prior to 2016, Ms. Singh-Bushell worked at Ernst & Young, serving in various leadership roles including global IT Effectiveness leader, US innovation & digital strategy leader; and chief Information security officer. Ms. Singh-Bushell is a member of the board of Women's Health Access Matters, a non-profit that supports increased awareness in women's health research, and between 2004 and 2014 she served in various leadership roles for the Asian American Federation. Ms. Singh-Bushell is a Certified Public Accountant and holds advanced international certifications in governance, sustainability, information systems security, audit, and control.

Ms. Singh-Bushell's experience in finance, audit, technology, and cybersecurity, as well as her international experience bring relevant and necessary skills, experience, and perspective to our Board.

In considering Ms. Singh-Bushell's nomination to the Board, the Nominating & Governance Committee of the Board considered all of Ms. Singh-Bushell's Board commitments and determined that they, in the aggregate, do not interfere with her commitments to Lesaka. Moreover, the Committee determined that the knowledge and experience that Ms. Singh-Bushell attains from these additional commitments provide an important dimension to the Lesaka Board, especially in the financial services and technology areas which are all directly relevant to our business.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2024. A representative of KPMG is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. KPMG replaced Deloitte and Touche (South Africa) ("Deloitte"), our previous independent registered public accounting firm, from the conclusion of Deloitte's audit of our fiscal year ending June 30, 2023, consolidated financial statements.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2024. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR the ratification of the selection of KPMG.

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation," to whom we refer as our "named executive officers" or "NEOs". This proposal, which is commonly referred to as "say on pay," is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The "Executive Compensation" section of this proxy statement beginning on page 20, including the "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2023.

The Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission (the "SEC"), including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on an advisory basis".

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL NO. 4: ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS

In Proposal No. 3, we are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs. In this Proposal No. 4, we are asking you to cast an advisory vote regarding the frequency of future executive compensation advisory votes. You may vote for a frequency of every one, two or three years, or you may abstain on the proposal.

After careful consideration, our Board currently believes that an executive compensation advisory vote should be held every year, and therefore, our Board recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes. The Board believes that an annual executive compensation advisory vote will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a regular and frequent basis. It is also consistent with our policy of reviewing our executive compensation program annually.

Because this vote is advisory, it will not be binding upon the Board or Remuneration Committee. However, the Board will take into account the outcome of the vote when considering when to hold the next shareholder advisory vote on executive compensation.

The Board recommends a frequency vote of every "ONE YEAR" for future executive compensation advisory votes.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2023, our Board held a total of five meetings. Each of our directors attended 100% of the total number of such meetings and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance.

Messrs. Pillay, Meyer, Ball, Kola, Mali, and Nkosi and Ms. Gobodo attended last year's annual meeting. The non-employee directors meet regularly without any management directors or employees present. These meetings are held on the day of or the day preceding other Board or committee meetings. The Board annually examines the relationships between us and each of our directors. After this examination, the Board has concluded that Messrs. Hamid and Pillay, and Mses. Gobodo, Naidoo and Singh-Bushell are "independent" as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Exchange Act, as that term relates to membership on the Board and the various Board committees. Messrs. Ball and Nkosi are "independent" as defined under Nasdaq Rule 5605(a)(2), as that term relates to membership on the Board and the various Board committees other than the Audit Committee.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee, a Nominating and Corporate Governance Committee, a Social and Ethics Committee and a Capital Allocation Committee (collectively, the "Board Committees"). The current members of our Board Committees are presented in the table below:

Director	AuditCommittee	Remuneration Committee	Nominating and Corporate Governance Committee	Social and Ethics Committee	Capital Allocation Committee
Antony C. Ball		X*	X		X*
Nonkululeko N. Gobodo	X			X*
Javed Hamid	X		X
Steven J. Heilbron (#)
Naeem E. Kola (#)
Lincoln C. Mali (#)
Ali Mazanderani					X
Chris Meyer (#)
S. Venessa Naidoo	X
Monde Nkosi		X			X
Kuben Pillay (*)		X	X*	X
Ekta Singh-Bushell	X*		X	X

# Executive
* Chairperson

Audit Committee

The Audit Committee consists of Mses. Singh-Bushell, Gobodo, Naidoo and Mr. Hamid, with Ms. Singh-Bushell acting as the Chairperson. The Board has determined that Mses. Singh-Bushell and Gobodo are each an "audit committee financial expert" as that term is defined in applicable SEC rules, and that all members meet Nasdaq's financial literacy criteria. The Audit Committee held eight meetings during the 2023 fiscal year. See "Audit Committee Report" on page 41.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

Audit the qualifications and independence of our registered public accounting firm the organization and performance of our internal audit function	Compliance Processes compliance with SEC and other legal and regulatory requirements compliance with ethical standards we have adopted review of our related party transactions

Financial Reporting

  the integrity of our financial statements

  the accounting and financial reporting processes and the audits of our financial statements our systems of disclosure controls and procedures and internal control over financial reporting

Risk Management review of our risk assessment and enterprise risk management process

A copy of our Audit Committee charter is available free of charge on our website, www.lesakatech.com.

Remuneration Committee

The Remuneration Committee consists of Messrs. Ball, Nkosi, and Pillay, with Mr. Ball acting as the Chairperson. The Remuneration Committee held five meetings during the 2023 fiscal year.

The Remuneration Committee has the following principal responsibilities, authority and duties:

Compensation Structure & Strategy

  review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer's compensation, including incentive-based and equity-based compensation, based on such evaluation make recommendations to the Board with respect to incentive- and equity-based compensation plans review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited to, employment contracts, change-in-control provisions and severance arrangements administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans review annually and make recommendations to the Board regarding director compensation assist management in developing and, when appropriate, recommending to the Board, the design of compensation policies and plans review and discuss with management the disclosures in our "Compensation Discussion and Analysis" and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC

Human Resources & Workforce Management generally oversee our human resources and workforce management programs

A copy of our Remuneration Committee charter is available free of charge on our website, www.lesakatech.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Pillay, Ball and Hamid and Ms. Singh-Bushell, with Mr. Pillay acting as the Chairperson. The Nominating and Corporate Governance Committee held four meetings during the 2023 fiscal year.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

Corporate Governance

  review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board make recommendations regarding proposals submitted by our shareholders establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance

Board Composition

  monitor the composition, size and independence of the Board establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board make recommendations to the Board regarding management succession planning and corporate governance best practices

A copy of our Nominating and Corporate Governance Committee charter is available free of charge on our website, www.lesakatech.com.

Social and Ethics Committee

The Social and Ethics Committee consists of Mses. Gobodo and Singh-Bushell and Mr. Pillay, with Ms. Gobodo acting as the Chairperson. The Social and Ethics Committee held three meetings during the 2023 fiscal year.

The Social and Ethics Committee was established to provide oversight of social and ethical matters related to our company and to ensure that we are and remain a committed socially responsible corporate citizen.

A copy of our Social and Ethics Committee charter is available free of charge on our website, www.lesakatech.com.

Capital Allocation Committee

The Capital Allocation Committee consists of Messrs. Ball, Mazanderani and Nkosi, with Mr. Ball acting as the Chairperson. The Capital Allocation Committee held one meeting during the 2023 fiscal year.

The principal duties and responsibilities of the Capital Allocation Committee are as follows:

Capital Allocation

  review and make recommendations to the Board regarding major investment proposals and capital allocations monitor the execution of approved acquisitions and review the performance of completed acquisitions

Investment Management establish, oversee and periodically review the performance of our investments ensure appropriate independent advice is sought in relation to major investments

A copy of our Capital Allocation Committee charter is available free of charge on our website, www.lesakatech.com.

BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by Mr. Pillay, who serves as Chairman. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for our operational leadership and strategic direction to our Group Chief Executive Officer, while Mr. Pillay facilitates our Board's independent oversight of management, promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and our performance, engages with shareholders, and leads our Board's consideration of key governance matters.

The Board's Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

The Audit Committee has direct oversight of and actively assists the management team's process in identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us.

Furthermore, the Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or Remuneration Committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates for the Board in the same manner it considers nominees from other sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experiences and capabilities on the Board.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions the individual director holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee consider a candidate's independence, as well as the perceived needs of the Board and the candidate's background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

We believe that our board, as a group, have a balanced level of competencies and capabilities as demonstrated in the table below and our Nominating and Corporate Governance Committee considers each non-employees particular skill set when constituting its board committee. More detailed information on each of our director's experience, qualifications and skills is described in their biographies included above under Proposal No. 1:

The Nominating and Corporate Governance Committee may also take into account the benefits of diversity in candidates' viewpoints, backgrounds and experiences, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.

The below table reflects the board diversity matrix in accordance with Nasdaq Listing Rule 5605(f)(4):

Board Diversity Matrix (as of our record date on September 22, 2023)

Total number of directors:	12

Part I: Gender identity	Female	Male	Non-Binary	Did not disclose gender
Directors	3	9	0	0

Part II: Demographic Background
African American or Black	1	2	0	0
Alaskan Native or Native American	0	0	0	0
Asian	2	3	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	3	0	0
Two or More Races or Ethnicities	0	1	0	0
LGBTQ+	0
Did Not Disclosure Background	0

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail, facsimile or e-mail, addressed as follows:

Lesaka Technologies, Inc.
Board of Directors
P.O. Box 2424
Parklands, 2121, South Africa

E-mail: phillipe.welthagen@lesakatech.com

Fax: +27 11 880 7080

Shareholders engaging with us are required to include their name and address in any such written or e-mail communication and also indicate whether the sender is a shareholder of our company. The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of Corporate Governance Guidelines. We will continue to monitor our Corporate Governance Guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. The policy is currently under review to ensure that it appropriately aligns the interests of executive management and non-employee directors with other shareholders A copy of our Corporate Governance Guidelines is available free of charge on our website at www.lesakatech.com.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including Messrs. Meyer, Kola, Heilbron and Mali, and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available free of charge on our website at www.lesakatech.com.

SHARE OWNERSHIP GUIDELINES

We amended our share ownership guideline policy during fiscal 2023 to remove the requirement for our non-employee directors to own shares in our company. We have made this change as it aligns with share-holding practices applicable to non-employee directors in South Africa. Our amended share ownership guidelines remain applicable to our Group Chief Executive Officer and certain other executive officers. Our Group Chief Executive Officer is expected to own shares in our company that have a value of four times his annual base salary and our other executive officers are expected to own shares that have a value of two times their annual base salary. Shares may be owned directly by the individual, owned jointly with or separately by the individual's spouse, or held in trust for the benefit of the individual, the individual's spouse or children. Unvested time-based equity awards acquired through our stock incentive plan are included in the computation of share ownership.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2023, our non-employee directors received compensation as described below.

Name	Fiscal 2023 Total Fee Arrangement ($)(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Options ($)	Other ($)(2)	Total ($)
Antony C. Ball	160,000	160,000	-	-	24,000	184,000
Nonku N. Gobodo(3)	154,500	154,500	-	-	22,959	177,459
Ian O. Greenstreet(4)	144,000	54,400	-	-	-	54,400
Javed Hamid	144,000	138,334	-	-	-	138,334
Ali Mazanderani	129,000	129,000	-	-	-	129,000
Monde Nkosi	134,000	134,000	-	-	20,100	154,100
Kuben Pillay	252,500	252,500	-	-	37,865	290,365
Ekta Singh-Bushell	206,000	206,000	-	-	-	206,000

(1) Column represents total fiscal 2023 fees for the full year.

(2) Represents value added taxes which are statutory indirect taxes charged in ZAR on Messrs. Ball, Nkosi and Pillay's and Ms. Gobodo's compensation and reimbursed to them.

(3) Mr. Hamid joined the audit committee in November 2022 and fees paid to the Mr. Hamid have been pro-rated for the period of service during fiscal 2023.

(4) Mr. Greenstreet did not stand for re-election at our November 2022 annual meeting.

Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters. In fiscal 2020, we performed a benchmarking analysis against the annual compensation of non-employee directors of U.S., UK, and South African comparable companies with a range of market equity capitalizations above, below and comparable to ours. We did not perform a similar analysis in fiscal 2023.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders Stock incentive plan	673,274	$4.37	1,757,756

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, as well as evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2023. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentivizing nature of the compensation, including:

  a balanced mix between cash and equity, and annual and longer-term incentives;

  caps on incentive awards at reasonable levels;

  linear payouts between target levels with respect to annual cash incentive awards;

  discretion on individual awards, particularly in special circumstances; and

  long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

In this Compensation Discussion and Analysis, we:

  Outline our compensation philosophy and discuss how the Remuneration Committee determines executive pay.

  Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

We believe that our compensation programs and rewards have been designed to motivate our executives and drive business value that is ultimately reflected in our underlying enterprise value for both the short- and long-term.

Pay for Performance

The Remuneration Committee considered the absolute and relative alignment of executive compensation when it considered the appropriateness of the level and form of compensation and found executive compensation and our performance to be aligned.

Results of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a "say-on-pay proposal"). At our annual meeting of shareholders held on November 16, 2022, approximately 92% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Highlighted Compensation Policies and Practices

Our executive compensation and corporate governance policies are structured to closely link executive compensation to our performance and increase long-term shareholder value.

To achieve our objectives, we have incorporated the following policies and practices:

WHAT WE DO:	WHAT WE DON'T DO:
Utilize performance-based programs, including annual and long-term incentives to link executive compensation to our performance and increase long-term shareholder value	Offer change-in-control severance gross-up payments
Structure total direct compensation for our named executive officers such that a significant portion is at risk	Offer routine or excessive perquisites for our named executive officers
Utilize mostly objective performance metrics in incentive plans that drive shareholder value creation	Backdate or reprice stock options
Adopt a clawback policy, as of February 2017, that applies to our incentive programs	Utilize excessive incentive payments; incentive payments are capped to discourage inappropriate risk taking
Issue time-based awards to retain key employees
Conduct annual say-on-pay advisory votes
Establish stock ownership guidelines for certain of our executive officers
Award severance only at the discretion of the Remuneration Committee given that there are no formal severance arrangements

Our named executive officers for fiscal 2023 are set forth in the following table:

Name of Executive Officer	Title
Chris Meyer	Group Chief Executive Officer and Director
Naeem E. Kola	Group Chief Financial Officer, Treasurer, Secretary and Director
Steven J. Heilbron	Executive
Lincoln C. Mali	Chief Executive Officer: Southern Africa and Director
Alex M.R. Smith(1)	Chief Accounting Officer

(1) Mr. Smith left our company on March 1, 2023.

Fiscal 2023 Compensation Summary

Base Salary. There were no base salary adjustments in fiscal 2023.

Performance-Based Annual Cash Incentive. Messrs. Meyer, Kola, Heilbron and Mali received payments of $291,525, $181,080, $199,710 and $157,480, respectively, under the quantitative component of our cash incentive award plan, and representing 53%, 56%, 79% and 56% of the maximum expected performance range for the quantitative component of the award. Messrs. Meyer, Kola, Heilbron and Mali received payments of $233,350, $105,300, $118,475 and $132,387 respectively, under the quantitative component of our cash incentive award plan, and representing 64%, 49%, 71% and 71% of the maximum expected performance range for the qualitative component of the award.

Long-Term Equity Based Incentives. In December 2022, we awarded 111,843, 68,319 and 77,706 shares of restricted stock to Messrs. Meyer, Kola and Mali, respectively. These share awards will only vest if our share price quoted on the Nasdaq grows on an annual compound basis of 10% per annum off a base of $4.94 over a measurement period from December 1, 2022 to December 1, 2025. The shares vest equally over a three-year period and if the annual price target is not achieved on either the first or second measurement date then all unvested shares of restricted stock which are available for vesting on the measurement date will be carried forward to the third year and will only vest if the target price is achieved on the third vesting date. Vesting of these shares of restricted stock are also subject to Messrs. Meyer, Kola and Mali's continued employment with us through to each vesting date. On December 31, 2022, we awarded 225,000 shares of time-based restricted stock to Mr. Heilbron. Vesting of these shares of restricted stock is subject to Mr. Heilbron's continued employment with us through June 30, 2024. If Mr. Heilbron's employment is terminated by us without cause then the shares of restricted stock will continue to vest on June 30, 2024, notwithstanding the fact that Mr. Heilbron is no longer an employee of the Issuer. If Mr. Heilbron's employment is terminated for cause, then any unvested shares will be forfeited

Other Share Awards. On December 31, 2022, we awarded 300,000 shares of our common stock to Mr. Heilbron. This award was fully vested on the grant date, and Mr. Heilbron has undertaken not to sell or otherwise dispose of these shares until December 31, 2023.

COMPENSATION PROGRAM OVERVIEW FOR FISCAL 2023

The goal of our executive compensation program is the same as our goal for operating our company-to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements.

Compensation Components

In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us.

Pay Mix

We consider the mix of our compensation components from year to year based on our overall performance, an executive's individual contributions, and compensation practices of other U.S.-based and South Africa-based public companies, including companies in our "peer group" described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short- and long-term.

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) base salary; 2) performance-based cash annual incentive and/or annual bonus; and 3) performance-based long-term equity-based incentives. We place an emphasis on variable performance-based pay. Each component promotes value creation and aligns our management team's compensation with our long-term strategic objectives.

Fixed/ Variable	Component	Form	Key Characteristics
Fixed	Base Salary	Cash	Base Salary increases are determined based on market considerations and do not necessarily occur each year
Variable Compensation	Bonus	Cash	Bonus is discretionary and dependent upon individual performance
	Performance-Based Cash Annual Incentive	Cash	Awards are based on qualitative and quantitative factors
	Performance-Based Long-Term Equity-Based Incentives	Equity	Equity grants are subject to continued service and/or defined performance indicators
	Other benefits	Cash	Benefits based on territory-specific employment benefits available to peer company executives in similar position, as negotiated

Pay Mix for Named Executive Officers

The chart below illustrates the mix of the elements of the fiscal 2023 compensation program we established for our named executive officers using the maximum expected performance range for the cash incentive component, where "Other" represents amounts paid to Mr. Kola for medical benefits. Equity awards exclude stock awarded to Mr. Heilbron and which vested on December 31, 2022, following the conclusion of a new employment arrangement because these awards do not form part of his annual compensation program. Mr. Heilbron's awards includes restricted stock with time-based vesting conditions which were granted pursuant to his December 31, 2022 arrangement. The elements below include Mr. Heilbron's new annual base salary under the December 31, 2022 arrangement.

Compensation Objectives

Performance. We seek to motivate our named executive officers through a combination of cash bonuses, incentive payments, grants of restricted stock with time-based vesting conditions, and grants of restricted stock that vest based on the achievement of predefined levels of financial and operating goals and increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer's scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards and restricted stock awards which vest over time and become vested upon the satisfaction of specified performance goals.

Retention. Retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The time-based vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Organization of the Remuneration Committee

The Remuneration Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. There are currently three directors on the committee. Each member of the committee is required to be:

  An independent director under independence standards established by the Nasdaq.

  A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Process and General Industry Benchmarking

The Remuneration Committee periodically analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The peer group selected by the Remuneration Committee would comprise a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group would consist of companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets. In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

The Remuneration Committee's process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, our relative market capitalization against the members of the peer group. The compensation of other named executive officers is generally determined based on specific performance criteria established by our Group Chief Executive Officer and approved by the Remuneration Committee.

Employment and Other Agreements

We have entered into employment agreements and restrictive covenant agreements with each of Messrs. Meyer, Kola, Heilbron and Smith in connection with their roles as our Group Chief Executive Officer, Group Chief Financial Officer, Executive and Chief Accounting Officer, respectively. In addition, each of Messrs. Meyer, Kola, Mali and Smith and our wholly owned subsidiary, Lesaka Technologies Proprietary Limited, entered into contracts of employment ("SA Employment Contract") which became effective on July 1, 2021, March 1, 2022, May 1, 2021, and March 1, 2022, respectively. All five executives have also entered into a restrictive covenant agreement with us. Each of these executive officers is entitled to receive an annual base salary and an annual bonus/cash incentive award (as discussed above). The employment agreements provide that each of Messrs. Meyer, Kola, Heilbron, Mali and Smith's employment is at-will and all our current named officer's SA Employment Contracts provide that either party may terminate the agreement with three months' notice.

Our named executive officers' restrictive covenant agreements provide that upon the termination of their services with us, each is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. Messrs. Meyer and Kola are restricted for a period of 12 months with respect to working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. Mr. Heilbron has signed a restraint of trade agreement and, under this agreement, he may not, either directly or indirectly, be associated or concerned with or interested or engaged in any Restricted Business (as defined in the agreement) or entity carrying on any Restricted Business, in South Africa, Botswana, Namibia and Zambia during the three years ended April 14, 2025, and his new employment arrangements concluded in December 2022, extend this period by three months. He is also prohibited from communicating with or furnishing any information or advice to any Business Employee (as defined in the agreement) or to any prospective employer of such Business Employee for the direct or indirect purpose of inducing or causing a Business Employee to leave the employ of the Protected Companies (as defined in the agreement) and/or becoming employed by or in any way directly or indirectly interested in or associated with any other business, including any Restricted Business.

On January 11, 2023, together with our wholly owned subsidiary, Lesaka Technologies (Pty) Ltd, we each entered into Mutual Separation Agreements with Mr. Smith (the "Separation Agreements"). The Separation Agreements provided for certain payments and other benefits to Mr. Smith, including without limitation, the following: (a) on-going base salary payments during his notice period to March 1, 2023, less applicable withholdings and deductions; (b) the payment of all outstanding leave as of March 1, 2023; (c) an ex-gratia payment of six times his monthly salary; (d) the removal of the on-going employment condition in Mr. Smith's existing stock option award agreement; and (e) the removal of the on-going employment condition in Mr. Smith's existing restricted stock award agreements, however, the awards will continue to vest in accordance with the vesting terms included in the existing restricted stock award agreements, which in certain instances include specific performance conditions. In addition, the Separation Agreement includes a reciprocal general release and waiver of claims related to Mr. Smith's employment with the Company.

Equity Grant Practices

We believe that our long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, and help align the interests of our shareholders and employees.

We have granted equity awards through our stock incentive plan which was adopted by our Board and approved by our shareholders. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive's current cash total compensation package (which includes salary; potential bonus and cash incentive award plan compensation); any previously received equity awards; the value of the grant at the time of the award; and the number of shares available for grants pursuant to our stock incentive plan. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool.

ELEMENTS OF 2023 COMPENSATION

Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Factors Considered in Determining Base Salaries

☐Individual contributions and performance	☐Internal equity

☐Retention needs	☐Experience

☐Complexity of roles and responsibilities	☐Succession planning

Adjustments to Base Salary

None of our named executive officers received base salary adjustments during fiscal 2023 outside of their employment agreements.

Base Salary Determined Under Employment Agreements

Mr. Heilbron's new base salary was based on his employment agreement that became effective January 1, 2023, and was changed from an amount denominated in ZAR to a new agreed amount denominated in USD. His new base salary is $350,000 per annum.

Performance-Based Pay

Messrs. Meyer, Kola, Heilbron and Mali

For fiscal 2023, the Remuneration Committee established a cash incentive award plan for Messrs. Meyer, Kola, Heilbron and Mali pursuant to which each of them would be eligible to earn a cash incentive award based on a number of quantitative factors that directly impacted our fiscal 2023 financial performance and his individual contribution toward the achievement of certain objectives.

Mr. Meyer

The cash incentive award plan provided for an expected performance range cash incentive award of between 70% and 140% of Mr. Meyer's annual base salary of $650,000 for fiscal 2023. Under the plan, a 60% weighing was based on quantitative factors and 40% was based on qualitative factors. The award could increase to a maximum of 140% of Mr. Meyer's base salary based on the assessment of performance against both quantitative and qualitative targets.

Mr. Kola

The cash incentive award plan provided for an expected performance range cash incentive award of between 60% and 120% of Mr. Kola's annual base salary of $450,000 for fiscal 2023. Under the plan, a 60% weighing was based on quantitative factors and 40% was based on qualitative factors. The award could increase to a maximum of 120% of Mr. Kola's base salary based on the assessment of performance against both quantitative and qualitative targets.

Mr. Heilbron

The cash incentive award plan provided for an expected performance range cash incentive award of between 60% and 120% of Mr. Heilbron's annual base salary of $350,000 for fiscal 2023. Under the plan, a 60% weighting was based on quantitative factors and 40% was based on qualitative factors. The award could increase to a maximum of 120% of Mr. Heilbron's base salary, based on the assessment of performance against both quantitative and qualitative targets.

Mr. Mali

The cash incentive award plan provided for an expected performance range cash incentive award of between 60% and 120% of Mr. Mali's annual base salary of ZAR 7,000,000 for fiscal 2023. Under the plan, a 60% weighting was based on quantitative factors and 40% was based on qualitative factors. The award could increase to a maximum of 120% of Mr. Mali's base salary, based on the assessment of performance against both quantitative and qualitative targets.

Quantitative Portion of the Cash Incentive Award Plan

Mr. Meyer was eligible to receive an amount equal to up to 42% to 84% of his annual base salary, and each of Messrs. Kola, Heilbron and Mali were eligible to receive an amount equal to 36% to 72% of their individual annual base salary if specified quantitative targets are achieved. The quantitative targets were as follows:

	Allocation of quantitative portion to quantitative targets
Quantitative targets:	Meyer	Kola	Heilbron	Mali
F2023 financial targets(A)	30%	30%	20%	20%
Capital structure	10%	20%	-	-
F2023 agreed Consumer segment key performance indicators(B)	10%	5%	-	20%
F2023 agreed Merchant segment key performance indicators(C)	10%	5%	15%	-
F2023 Consumer financial targets(D)	-	-	-	20%
F2023 Merchant financial targets(E)	-	-	25%	-
Total quantitative portion of cash incentive award plan	60%	60%	60%	60%

(A) F2023 financial targets includes (i) an improvement in Group Adjusted EBITDA, a non-GAAP measure, of at least ZAR 668 million compared with fiscal 2022 (a Group Adjusted EBITDA loss of ZAR 268 million), and (ii) an improvement in adjusted net loss before tax, a non-GAAP measure, of at least ZAR 400 million compared with fiscal 2022 (of ZAR 508 million). Group Adjusted EBITDA is net income (loss before interest, taxes, depreciation and amortization, adjusted for non-operational transactions (including loss on disposal of equity-accounted investments, gain related to fair value adjustments to currency options), (earnings) loss from equity-accounted investments, stock-based compensation charges, lease adjustments and once-off items. Lease adjustments reflect lease charges and once-off items represents non-recurring expense items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Adjusted net loss before tax is calculated as net loss before tax under GAAP, adjusted for non-recurring items (including gain on disposal of equity accounted investments), impairment loss, stock-based compensation charges, lease adjustments and certain components of depreciation and amortization.

(B) F2023 agreed Consumer segment key performance indictors include, (i) for Messrs. Meyer and Kola, Consumer EBITDA, active EPE accounts (excluding SRD (social relief of distress grant), average ARPU (average revenue per user), Consumer lending revenue, Consumer loan book as of June 30, 2023, and Consumer insurance revenue, and (ii) for Mr. Mali, average ARPU, active EPE accounts (excluding SRD) and Consumer loan book as of June 30, 2023.

(C) F2023 agreed Merchant segment key performance indictors include, (i) for Messrs. Meyer and Kola, Merchant EBITDA, Connect Capital loan advance, Cash Connect devices, Kazang POS devices and Kazang Pay throughput, and (ii) for Mr. Heilbron, Vault throughput, Connect Capital loan advance, Cash Connect devices, Kazang POS devices and Kazang Pay throughput and EasyPay performance.

(D) F2023 Consumer financial targets include Consumer EBITDA, Consumer lending revenue, and Consumer insurance revenue.

(E) F2023 Merchant financial targets include Merchant EBITDA and achievement of overall Merchant revenue targets.

The Remuneration Committee could award between 0% and 84% of Mr. Meyer's annual base salary, and between 0% and 72% of Messrs. Kola, Heilbron and Mali's annual base salary, based on its assessment of each executive's achievement against these quantitative targets.

Qualitative Portion of the Cash Incentive Award Plan

Mr. Meyer was eligible to receive an amount up to 56% (i.e. 40% multiplied by 1.4 times) of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 40%) in parentheses):

  Deliver on the company's broad-based black economic empowerment objectives (5%);
  Deliver on the company's integration, culture and values objectives and strategy (10%);
  Execute various identified optimization and integration plans in fiscal 2023 (15%); and
  Deliver on any potential mergers and acquisitions ("M&A") objectives in fiscal 2023 (10%).

Mr. Kola was eligible to receive an amount up to 48% (i.e. 40% multiplied by 1.2 times) of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 40%) in parentheses):

  Deliver on the company's broad-based black economic empowerment objectives (5%);
  Execute various business improvement plans in fiscal 2023 (25%); and
  Deliver on any potential M&A objectives in fiscal 2023 (10%).

Mr. Heilbron was eligible to receive an amount up to 48% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 40%) in parentheses):

  Deliver on the company's broad-based black economic empowerment objectives (5%);
  Deliver on the company's integration, culture and values objectives and strategy (5%);
  Execute various identified optimization and integration plans in fiscal 2023 (15%);
  Deliver on any potential M&A objectives in fiscal 2023 (10%); and
  Ensure appropriate succession plans in place for merchant segment (5%).

Mr. Mali was eligible to receive an amount up to 48% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 40%) in parentheses):

  Deliver on the company's broad-based black economic empowerment objectives (5%);
  Deliver on the company's integration, culture and values objectives and strategy (5%);
  Execute various identified optimization and integration plans in fiscal 2023 (20%);
  Ensure appropriate succession plans in place for consumer segment (5%); and

Deliver on stakeholder engagement strategy (5%).

The Remuneration Committee could award between 0% and 56% of Mr. Meyer's annual base salary, between 0% and 48% of Messrs. Kola, Heilbron and Mali's annual base salary, based on its assessment of each executive's progress against these qualitative targets.

Potential and Actual Payments

The table below presents our potential and actual payments to Messrs. Meyer, Kola, Heilbron and Mali related to the quantitative and qualitative portions of our cash incentive award plan for fiscal 2023:

2023 Quantitative and Qualitative portions of cash incentive award plan(1)

	Expected performance range
		Quantitative		Qualitative
	Threshold	From	To	From	To	Total(2)

Chris G. B. Meyer
Potential payment
%	-	42%	84%	28%	56%	140%
	$-	273,000	546,000	182,000	364,000	910,000
Actual payment
%						81%
$						524,875

Naeem E. Kola
Potential payment
%	-	36%	72%	24%	48%	120%
	$-	162,000	324,000	108,000	216,000	540,000
Actual payment
%						64%
$						286,380

Steven J. Heilbron
Potential payment
%	-	36%	72%	24%	48%	120%
	$-	126,000	252,000	84,000	168,000	420,000
Actual payment
%						107%
$						318,185

Lincoln C. Mali(3)
Potential payment
%	-	36%	72%	24%	48%	120%
	$-	140,468	280,936	93,645	187,291	468,227
Actual payment
%						73%
$						289,867

(1) All percentages are derived from base salary when cash incentive award was approved.

(2) Total percentage and USD amount for potential payment presented at the maximum amount of the cash incentive award. Percentage actual payment represents cash incentive award achieved divided by base salary for the executive when cash incentive was approved.

(3) Amounts translated to USD from ZAR at the average rate of exchange for fiscal 2023.

In September 2023, the Remuneration Committee met and determined each element of our financial performance described above and each executive's contribution toward the qualitative objectives. The Remuneration Committee, after consultation with Mr. Meyer, determined that the executives had achieved the following quantitative targets and determined to award the USD amounts presented in the table below in respect of the quantitative component of the fiscal 2023 cash incentive award plan:

	Quantitative target and achieved percentages and USD amounts awarded
	Meyer		Kola		Heilbron		Mali
Quantitative targets:	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved
Financial targets (%)	30%	17.93%	30%	17.14%	20%	12.20%	20%	11.17%
Capital structure (%)	10%	7.00%	20%	14.00%	-	-	-	-
Consumer segment KPIs (%)	10%	8.46%	5%	3.87%	-	-	20%	12.81%
Merchant segment KPIs (%)	10%	11.46%	5%	5.23%	15%	14.11%	-	-
Consumer financial targets (%)	-	-	-	-	-	-	20%	16.38%
Merchant financial targets (%)	-	-	-	-	25%	30.75%	-	-
Total (%)	60%	44.85%	60%	40.24%	60%	57.06%	60%	40.36%
Amount awarded ($)(1)		291,525		181,080		199,710		157,480

(1) Amounts for Heilbron and Mali translated to USD from ZAR at the average rate of exchange for fiscal 2023.

In September 2023, the Remuneration Committee considered whether to make payments in respect of the qualitative portion of the cash incentive award plan. The Remuneration Committee determined to award Messrs. Meyer, Kola, Heilbron and Mali, $233,350; $105,300; $118,475 and ZAR 2,375,000 (or $132,387), respectively, of the qualitative portion of the cash incentive award.

In reaching its conclusion regarding Mr. Meyer's qualitative targets, the Remuneration Committee determined that Mr. Meyer had substantially achieved his individual qualitative targets and the Remuneration Committee determined to award him 64.11% of his maximum qualitative target.

In reaching its conclusions regarding Messrs. Kola, Heilbron and Mali, the Remuneration Committee consulted with Mr. Meyer, regarding each executive's achievement of their respective qualitative targets. Taking cognizance of Mr. Meyer's feedback on the performance of each named executive against their individual qualitative targets, the Remuneration Committee determined to award Messrs. Kola, Heilbron and Mali 48.75%, 70.52% and 70.69%, respectively of their maximum qualitative target.

Pay Mix for Group Chief Executive Officer

The chart below illustrates the mix of the elements of the fiscal 2023 compensation program we established for Mr. Meyer who was eligible for incentive compensation, using target levels for the cash incentive component and the awards granted to him during the year.

Equity grants

Time-based Equity Incentive Awards

On December 31, 2022, pursuant to his new employment arrangement and upon the recommendation of the Remuneration Committee, we awarded 225,000 shares of restricted stock to Mr. Heilbron. Vesting of these shares of restricted stock is subject to Mr. Heilbron's continued employment with us through June 30, 2024. If Mr. Heilbron's employment is terminated by us without cause then the shares of restricted stock will continue to vest on June 30, 2024, notwithstanding the fact that Mr. Heilbron is no longer an employee of the Issuer. If Mr. Heilbron's employment is terminated for cause, then any unvested shares will be forfeited.

On December 31, 2022, Lesaka's Remuneration Committee also approved a sign on award of 300,000 shares of our common stock to Mr. Heilbron. This award was fully vested on the grant date, and Mr. Heilbron has undertaken not to sell or otherwise dispose of these shares until December 31, 2023.

No time-based equity incentive awards were made to Messrs. Meyer, Kola, Mali and Smith during fiscal 2023.

Performance-based Equity Incentive Awards

On December 1, 2022, our Remuneration Committee awarded 111,843, 68,319 and 77,706 shares of restricted stock to Messrs. Meyer, Kola and Mali, respectively. In order for any of the shares to vest, the following conditions must be satisfied: (1) a compounded annual 10% appreciation in our stock price off a base price of $4.94 over the measurement period commencing on December 1, 2022 through December 1, 2025, and (2) the executive officer is employed by us on a full-time basis when the condition in (1) is met. If either of these conditions is not satisfied, then none of the shares of restricted stock will vest and they will be forfeited.

The performance-based awards vest based on the achievement of the following targeted stock price levels during the measurement period, of:

  Prior to the first anniversary of the grant date: 0%;
  Fiscal 2024, stock price as of December 1, 2023 is 1.1 times higher (i.e. $5.43 or higher) than $4.94: 33%;
  Fiscal 2025, stock price as of December 1, 2024 is 1.21 times higher (i.e. $5.97 or higher) than $4.94: 67%;
  Fiscal 2026, stock price as of December 1, 2025 is 1.331 times higher (i.e. $6.57) than $4.94: 100%.

No performance-based equity incentive awards were made to Messrs. Heilbron and Smith during fiscal 2023.

OTHER CONSIDERATIONS

The Remuneration Committee's Advisors

In November 2022, the Remuneration Committee retained Pay Governance, an independent advisor, to assist with amendments to its share retention guidelines. The committee has the sole authority to select, compensate and terminate its external advisors.

Clawback Policy

The Remuneration Committee adopted a clawback policy in February 2017 which applies to named executive officers who receive "incentive compensation". For purposes of the Clawback Policy "incentive compensation" means any cash compensation or the portion of an award of cash compensation that is granted, earned or vested based wholly upon the attainment of a performance measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements or derived wholly or in part from such measure and share price or total shareholder return. The policy requires the forfeiture, recovery or reimbursement of the incentive compensation earned within the two-year period preceding the date on which we are required to prepare an accounting restatement under the applicable plans as:

  required by applicable law; or

  due to material noncompliance with any financial reporting requirement under U.S. securities laws that is caused by any current or former named executive officer's fraud or intentional misconduct that caused or substantially caused the need for such restatement.

Nasdaq has recently published new rules regarding clawback policies. We will update our clawback policy by the effective date to comply with these recently published Nasdaq rules.

Anti-Hedging Policy

We maintain an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of our common stock. Officers and directors are also prohibited from pledging their shares. An exception to this prohibition may be granted where a person wishes to pledge shares as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from our Group Compliance Officer.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2023

The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Lesaka Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which consists of three independent directors, has reviewed and discussed the "Compensation Discussion and Analysis" section of this proxy statement with Mr. Meyer. Based on this review and discussion, the Remuneration Committee recommended to our Board that the "Compensation Discussion and Analysis" section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee Antony C. Ball, Chairman Monde Nkosi Kuben Pillay

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the "total compensation" earned during fiscal years 2023, 2022 and 2021, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2023.

Target annual incentive awards for fiscal 2023 are presented in the Grants of Plan-Based Awards table on page 31.

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2023, 2022 and 2021.

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)
Chris Meyer, Group Chief Executive Officer and Director	2023	650,000	-	257,985	524,875	-	1,432,860
	2022	650,000	-	2,548,441	780,000	-	3,978,441
	2021	-	-	-	-	-	0

Naeem E. Kola, Group Chief Financial Officer, Treasurer, Secretary and Director	2023	450,000	-	157,589	286,380	9,805(5)	903,774
	2022	150,000	-	1,000,000	150,000	1,839(5)	1,301,839
	2021	-	-	-	-	-	0

Steven J. Heilbron, Chief Executive Officer: Connect Group and Director	2023	296,682	-	2,388,750	318,185	-	3,003,617
	2022	57,552	-	-	-	-	57,552
	2021	-	-	-	-	-	0

Lincoln C. Mali, Chief Executive Officer: Southern Africa and Director	2023	394,609	-	179,242	289,867	-	863,718
	2022	460,502	-	572,337	460,527	-	1,493,366
	2021	83,398	-	663,785	-	-	747,183

Alex M.R. Smith, Chief Accounting officer(6)	2023	180,000	-	-	-	183,785(7)	363,785
	2022	364,240	179,139	97,495	-	-	640,874
	2021	395,650	-	265,200	-	-	660,850

__________________________________________

(1) Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2023, 2022 or 2021. All other columns have been omitted.

(2) The applicable amount for Messrs. Meyer and Smith was denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment. Mr. Kola's salary is denominated and paid in USD. Mr. Heilbron's salary includes a portion which was denominated and paid in ZAR and has been converted into USD at the average exchange rate for the applicable period up until December 31, 2022, and a portion denominated and paid in USD from January 1, 2023. Mr. Mali's salary was denominated and paid in ZAR, and has been converted into USD at the average exchange rate for that period.

(3) Bonus and non-equity incentive plan compensation represent amounts earned by Messrs. Meyer, Kola, Smith and Mali for the fiscal years ended June 30, 2023, 2022 and 2021. The amounts for Messrs. Meyer and Kola were denominated in USD, and the amounts for Messrs. Heilbron and Mali was denominated and paid in ZAR and converted into USD at the average exchange rate for the year in which the amount was earned. The amount of the bonus paid to Mr. Smith in fiscal 2022 includes the sum of $50,000 and $129,139 (which was denominated and paid in ZAR and has been converted into USD at the exchange rate on April 14, 2022, the date the bonus was earned).

(4) Represents FASB ASC Topic 718 grant date fair value of restricted stock granted under our stock incentive plan. See note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2023, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718 and for detail regarding any conditions attached to the awards.

(5) Represents payments made by us for Mr. Kola's healthcare plan contributions, which are paid in ZAR converted into USD at the applicable monthly average exchange rates for the periods when paid.

(6) Fiscal 2023 includes amounts paid to Mr. Smith in his capacity as Chief Accounting Officer. Fiscal 2022 includes amounts paid to Mr. Smith in his capacity as Chief Financial Officer, Treasurer, Secretary and Director to February 28, 2022, and as Chief Accounting Officer from March 1, 2022. Fiscal 2021 and 2020 includes amounts paid to Mr. Smith in his capacity as Chief Financial Officer, Treasurer, Secretary and Director.

(7) Includes payments made to Mr. Smith pursuant to his mutual separation agreement, including a payment of outstanding leave of $48,785 and an ex-gratia payment of $135,000, which represents six times his monthly salary of $22,500.

PAY RATIO DISCLOSURE

Mr. Meyer, who served as our Group Chief Executive Officer during fiscal 2023, had total compensation for fiscal year 2023 of $1,432,860, as reflected in the Summary Compensation Table above. We have selected June 30, 2023, as the date to identify our median employee. As of June 30, 2023, we had 2,303 employees and we have used these 2,303 employees as our pay ratio disclosure population. Almost all of our employees included in this population are based in jurisdictions outside of the United States and the vast majority, approximately 99%, of these employees, are employed in South Africa and contribute to our merchant and consumer businesses.

We have used the annualized functional currency base salary of our employees included in our pay ratio disclosure population as of June 30, 2023, and calculated the United States dollar equivalent of these salaries by converting the functional currency amounts to United States dollars using exchange rates as of June 30, 2023. We have sorted this list from lowest to highest and we estimate that our median employee had a United States dollar equivalent salary of $8,342 as of June 30, 2023. Mr. Meyer's fiscal year 2023 base salary was approximately 78 times that of our median employee, and Mr. Meyer's fiscal year 2023 total compensation was approximately 172 times that of our median employee's base salary.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company's workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

ACTUAL 2023 COMPENSATION MIX

The chart below illustrates the mix of the actual elements of the compensation program paid in fiscal 2023 for our named executive officers:

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2023 to each of our named executive officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Date of Committee Action	Type of Award	Threshold ($)	Target ($)(3)	Maximum ($)	(#)	($)
Chris Meyer	-	09/29/22	AC	-	70% - 140%	910,000
	12/01/22	12/01/22	RS				111,843	257,985
Naeem E. Kola	-	09/29/22	AC		60% - 120%	540,000
	12/01/22	12/01/22	RS				68,319	157,589
Steven J. Heilbron		09/29/22	AC		60% - 120%	281,840
	12/31/22	12/31/22	RS				300,000	1,365,000
	12/31/22	12/31/22	RS				225,000	1,023,750
Lincoln Mali	-	09/29/22	AC	-	60% - 120%	468,227
	12/01/22	12/01/22	RS				77,706	179,242

___________________

(1) AC (annual cash incentive award); RS (restricted stock). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2023. All other columns have been omitted.

(2) On September 29, 2022, the Remuneration Committee approved a fiscal 2023 cash incentive award plan for Messrs. Meyer, Kola, Heilbron and Mali. The plan and the actual payments made thereunder are described in detail under "-Compensation Discussion and Analysis-Elements of 2023 Compensation-Performance-Based Pay-Messrs. Meyer, Kola, Heilbron and Mali-Potential and Actual Payments". There was no threshold for the qualitative portion of the award plan. Messrs. Heilbron and Mali's amounts translated from ZAR to USD using the average rate of exchange for the year ended June 30, 2023.

(3) Target represents the expected performance range (refer to "-Compensation Discussion and Analysis-Elements of 2023 Compensation-Performance-Based Pay".

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2023. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $3.81 of our common stock on June 30, 2023, the last trading day of the fiscal year.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Chris Meyer	117,304(1)	446,928
	58,652(2)	223,464
	58,652(3)	223,464
	157,601(4)	600,460
	111,843(5)	426,122
Naeem E. Kola	126,263(6)	481,062
	68,319(5)	260,295
Steven J. Heilbron	225,000(7)	857,250
Lincoln C. Mali	25,680(8)	97,841
	73,734(9)	280,927
	29,918(10)	113,988
	77,706(5)	296,060
_________________________________________________________

(1) These shares of restricted stock were awarded in July 2021, and will vest in full on June 30, 2024, subject to the continued employment of the recipient on a full-time basis on the vesting date.

(2) These shares of restricted stock were awarded in July 2021 and will vest in full subject to the following conditions: (1) our company achieving our three year financial services plan during the specific measurement period from June 30, 2021 to June 30, 2024, and (2) the recipient is employed by us on a full-time basis on June 30, 2024, when the condition in (1) is met.

(3) These shares of restricted stock were awarded in July 2021 and will vest in full subject to the satisfaction of the following conditions: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from June 30, 2021 to June 30, 2024, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

(4) These shares of restricted stock were awarded in November and December 2021, and one third of these shares are scheduled to vest on each of July 1, 2022, 2023 and 2024, with vesting conditioned upon continuous service through the applicable vesting date.

(5) These shares of restricted stock were awarded in December 2022 and will vest in full subject to the satisfaction of the following conditions: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from December 31, 2022 to December 1, 2025, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

(6) These shares of restricted stock were awarded in March 2022, and one third of these shares are scheduled to vest on each of March 1, 2023, 2024 and 2025, with vesting conditioned upon continuous service through the applicable vesting date.

(7) These shares of restricted stock were awarded in December 2022, and will vest in full on June 30, 2024, subject to the continued employment of the recipient on a full-time basis on the vesting date. If the Mr. Heilbron's employment is terminated by us without cause then the shares of restricted stock will continue to vest on June 30, 2024, notwithstanding the fact that Mr. Heilbron is no longer an employee of the Issuer. If Mr. Heilbron's employment is terminated for cause, then any unvested shares will be forfeited

(8) These shares of restricted stock were awarded in May 2021, and are scheduled to vest on May 1, and 2024, with vesting conditioned upon continuous service through the applicable vesting date.

(9) These shares of restricted stock were awarded in May 2021 and will vest in full subject to the satisfaction of the following conditions: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from June 30, 2021 to June 30, 2024, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

(10) These shares of restricted stock were awarded in December 2021, and are scheduled to vest on May 1, 2024, with vesting conditioned upon continuous service through the applicable vesting date.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our named executive officers. The following table shows all stock awards that vested during fiscal 2023:

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)(1)
Chris G. B. Meyer	78,801	409,765
Naeem E. Kola	63,131	296,716
Steven J. Heilbron	300,000	1,365,000
	25,680	90,394
Lincoln C. Mali	29,919	105,315
___________________________________________________

(1) The value realized on vesting is calculated as the closing price of our common stock on the vesting date multiplied by the number of common shares of restricted stock that vested.

PAY VERSUS PERFORMANCE DISCLOSURES

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our company. Refer to the Compensation Discussion and Analysis section for further information concerning our variable pay-for-performance philosophy and how it aligns executive compensation with our performance.

Year	Summary compensation table total for first PEO (1)(5)	Summary compensation table total for second PEO (2)(5)	Summary compensation table total for third PEO (3)(5)	Compensation actually paid to first PEO (1)(6)	Compensation actually paid to second PEO (2) (6)	Compensation actually paid to third PEO (3) (6)	Average summary compensation table total for non-PEO NEOs (4)(7)	Average compensation actually paid to non-PEO NEOs (4)(8)	Value of initial fixed $100 investment based on:		Net loss $ '000	Group Adjusted EBITDA ZAR '000 (11)
									Total share- holder return (9)	Peer group total share- holder return (10)
2023	N/A	N/A	$1,432,860	N/A	N/A	$833,154	$1,283,723	$925,470	$42	$259	($35,074)	497,584
2022	N/A	N/A	$3,978,441	N/A	N/A	$3,996,918	$873,407	$773,282	$57	$167	($43,876)	(267,709)
2021	$666,456	$660,850	N/A	($467,628)	$836,675	N/A	$444,634	$286,440	$52	$130	($38,057)	(603,738)
2020	$2,961,432	N/A	N/A	$2,513,253		N/A	$694,485	$621,990	$33	$122	($78,358)	(430,933)
2019	$1,109,028	N/A	N/A	($803,687)		N/A	$674,037	$452,672	$44	$110	($311,007)	(951,563)

(1) First Principal Executive Officer ("PEO") was Herman G. Kotzé. Mr. Kotzé's employment with the Company terminated on September 30, 2020.

(2) Second PEO was Mr. Smith. Mr. Smith served as our interim Chief Executive Officer following the departure of Mr. Kotzé. Mr. Smith was interim Chief Executive Officer from September 2020 through to the appointment of Mr. Meyer in July 2021. Mr. Smith is not included in the group of Named Executive Officers ("NEOs") in fiscal 2021.

(3) Third PEO is our current Group Chief Executive Officer, Mr. Meyer.

(4) 2023 comprises four NEOs: Messrs. Kola, Heilbron, Mali, and Smith;
2022 comprises four NEOs: Messrs. Kola (from March 1, 2022), Heilbron (from April 14, 2022), Mali and Smith;
2021 comprises three NEOs: Messrs. Mali (from May 1, 2021), Nunthakumarin Pillay (terminated employment on April 30, 2021), and Phillip S. Meyer (terminated employment on October 30, 2020);
2020 comprises four NEOs: Messrs. Smith, N. Pillay, P.S. Meyer, and Phil-Hyun Oh (terminated employment on March 9, 2020); and
2019 comprises five NEOs: Messrs. Smith, N. Pillay, P.S. Meyer, Oh and Nitin Soma (terminated employment on June 30, 2019).

(5) Represents the amount of total compensation reported for each PEO for each corresponding fiscal year in the "Total" column of the Summary Compensation Table for each applicable fiscal year.

(6) Represents the amount of "compensation actually paid" to the first, second and third PEO's respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the respective PEO during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the respective PEO's total Summary Compensation Table compensation for each year to determine the compensation actually paid:

	First PEO				Second PEO				Third PEO
Year	Summary compen- sation table total	Reported value of equity awards (a)	Equity award adjustments (b)	Compen- sation actually paid	Summary compen-sation table total	Reported value of equity awards (a)	Equity award adjustments (b)	Compen- sation actually paid	Summary compen- sation table total	Reported value of equity awards (a)	Equity award adjustments (b)	Compen- sation actually paid
2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$1,432,860	($257,985)	($341,721)	$833,154
2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$3,978,441	($2,548,441)	$2,566,918	$3,996,918
2021	$666,456	($225,116)	($908,968)	($467,628)	$660,850	($265,200)	$441,025	$836,675	N/A	N/A	N/A	N/A
2020	$2,961,432	($1,352,700)	$904,521	$2,513,253	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2019	$1,109,028	($161,820)	($1,750,895)	($803,687)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(a) The grant date fair value of equity awards represents the total of the amounts reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable fiscal year.

(b) The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable fiscal year that are outstanding and unvested as of the end of the fiscal year; (ii) the amount of change as of the end of the applicable fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the applicable fiscal year; (iii) for awards that are granted and vest in same applicable fiscal year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; an d(v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the applicable fiscal year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable fiscal year (there were no adjustments related to item (vi)). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows (only applicable years presented for each respective PEO):

Year	(i) Year End Fair Value of Unvested Covered Year Equity Awards	(ii) Year over Year Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards	(iii) Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v) Awards Granted in Prior Fiscal Years that are Determined to Fail to Meet the Applicable Vesting Conditions During the Applicable Fiscal Year	Equity award adjustments
	First PEO
2021	$0	$0	$0	$95,818	($1,004,786)	($908,968)
2020	$1,015,360	($155,066)	$0	$44,227	$0	$904,521
2019	$94,105	($480,000)	$0	$0	($1,365,000)	($1,750,895)

	Second PEO
2021	$252,450	$157,657	$0	$30,918	$0	$441,025

	Third PEO
2023	$203,927	($550,377)	$0	$4,729	$0	($341,721)
2022	$2,267,323	$0	$299,595	$0	$0	$2,566,918

(7) Represents the average of the amounts reported for our non-PEO NEOs as a group in the "Total" column of the Summary Compensation Table in each applicable fiscal year.

(8) Represents the average amount of "compensation actually paid" to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total Summary Compensation Table compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$1,283,723	($681,395)	$323,142	$925,470
2022	$873,407	($417,458)	$317,333	$773,282
2021	$444,634	($221,262)	$63,068	$286,440
2020	$694,485	($236,925)	$164,430	$621,990
2019	$674,037	($72,036)	($149,329)	$452,672

(a) The grant date fair value of equity awards represents the total of the amounts reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable fiscal year.

(b) The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) are as discussed above in footnote (6)(b), and there were no adjustments related to item (vi) in footnote (6)(b). The amounts deducted or added in calculating the equity award adjustments for our non-PEO NEOs are as follows:

Year	(i) Average Year End Fair Value of Unvested Covered Year Equity Awards	(ii) Year over Year Average Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards	(iii) Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v) Average Awards Granted in Prior Fiscal Years that are Determined to Fail to Meet the Applicable Vesting Conditions During the Applicable Fiscal Year	Average Equity award adjustments
2023	$280,876	($159,394)	$341,250	($36,790)	($102,800)	$323,142
2022	$267,099	$16,754	$23,036	$14,944	($4,500)	$317,333
2021	$193,949	$0	$0	$22,725	($153,606)	$63,068
2020	$177,840	($22,483)	$0	$20,552	($11,479)	$164,430
2019	$38,753	($66,536)	$0	($11,911)	($109,635)	($149,329)

(9) Cumulative total shareholder return ("TSR") is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

(10) Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the group includes Block Inc; Fawry for Banking & Payment Technology; GHL Systems Bhd; Kakaopay Corp; Moneylion Inc.; Network International Holdings; Pagseguro Digital Ltd; PayPoint PLC and StoneCo Ltd.

(11) Group Adjusted EBITDA is the most significant performance measure used to link our company's performance to compensation paid to our PEO and non-PEO NEO's. Group Adjusted EBITDA is a non-GAAP measure and represents is calculated as earnings (net income attributable to Lesaka) before interest, tax, depreciation and amortization ("EBITDA"), adjusted for non-operational transactions (including loss on disposal of equity-accounted investments, gain related to fair value adjustments to currency options), (earnings) loss from equity-accounted investments, stock-based compensation charges, lease adjustments and once-off items. Lease adjustments reflect lease charges and once-off items represents non-recurring expense items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Tabular list of financial performance measures

We have adopted a cash incentive award plan for the current fiscal year which includes a number of financial and non-financial performance measures. We consider the following to be a list of our most important financial performance measures used to link compensation actually paid to our named executive officers for our fiscal 2023 company performance, as required by Item 402(v) of Regulation S-K, the following is a list of financial performance measures:

Meyer	Kola	Heilbron	Mali
Group Adjusted EBITDA	Group Adjusted EBITDA	Group Adjusted EBITDA	Group Adjusted EBITDA
Adjusted net loss before tax	Adjusted net loss before tax	Adjusted net loss before tax	Adjusted net loss before tax
Merchant Segment Adjusted EBITDA	Merchant Segment Adjusted EBITDA	Merchant Segment Adjusted EBITDA	Consumer Segment Adjusted EBITDA
Consumer Segment Adjusted EBITDA	Consumer Segment Adjusted EBITDA	Overall Merchant revenue	Lending and insurance revenue

Description of Relationships Between Certain Information Presented

Item 402(v) of Regulation S-K requires that we provide the relationship between compensation actual paid to our PEOs and our Non-PEO NEOs and our net income and company-selected measure, namely Group Adjusted EBITDA, and our TSR. We have experienced a challenging operating environment in the four years leading up to fiscal 2023, and have executed a number of initiatives, dating back as early as late calendar 2021, to transform our company. These initiatives include putting together a new management team, rebranding as Lesaka, concluding the acquisition of Connect and integrating its operations into the broader group, and assessing our Consumer business and taking the necessary actions (branch and staff rationalization, re-negotiation of supplier arrangements, price adjustments to our product offering etc.). All of these actions have combined to reduce our net loss by $275.9 million over the last five years, from a $311.0 million net loss in fiscal 2019 to $35.1 million net loss in fiscal 2023, and improve our Group Adjusted EBITDA from a loss of ZAR 951.6 million in fiscal 2019 to a profit of ZAR 497.6 million in fiscal 2023.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Under the terms of their employment agreements, our named executives are entitled to three months written notice before any termination would take effect.

Our Amended and Restated 2022 Stock Incentive Plan ("2022 Plan") includes change-in-control provisions related to equity awards granted. If the parties to any change-in-control transactions do not permit the assumption, continuation or substitution of awards under the 2022 Plan then the 2022 Plan and any awards granted under it shall terminate. In such case, except as may be otherwise provided in relevant stock award agreements, all options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the change-in-control shall become fully vested and exercisable as of the effective time of the change-in-Control. All other awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the change-in-control, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a change-in-Control in the Remuneration Committee's discretion or to the extent specified in the relevant award agreement(s).

In the event of such termination:

  we shall have the option (in our sole discretion) to make or provide for a payment, in cash or in kind, to the participants holding options and stock appreciation rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the sale price multiplied by the number of shares subject to outstanding options and stock appreciation rights (to the extent then exercisable at prices not in excess of the sale price) and (B) the aggregate exercise price of all such outstanding options and stock appreciation rights (provided that, out of the money stock options and stock appreciation rights shall be cancelled for no consideration); or
  each grantee shall be permitted, within a specified period of time prior to the consummation of the change-in-control as determined by the Remuneration Committee, to exercise all outstanding options and stock appreciation rights (to the extent then exercisable) held by such participant.

Our company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the sale price multiplied by the number of vested shares under such awards. The treatment of awards upon a change-in-control may vary among the award types and participants in the sole discretion of the Remuneration Committee. Unless otherwise determined by our Board (on the same basis or on different bases as the Remuneration Committee shall specify), any repurchase rights or other rights of our company that relate to an award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an award.

On the assumption that all restricted stock awards vested in a change-in-control transaction or our Remuneration Committee waived all vesting conditions (including performance conditions) regarding a change-in-control transaction closing, in either case, on June 30, 2023, using our June 30, 2023, closing price of $3.81 and unvested restricted stock awards of 1,062,353 shares, we would make a potential payment of $4.1 million to our executive officers, comprising $1.9 million, $0.5 million, $0.9 million and $0.8 million to Messrs. Meyer, Kola, Heilbron and Mali, respectively.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Consulting Agreement with Mr. Ali Mazanderani

On August 5, 2020, we entered into a Consulting Agreement with Mr. Mazanderani (the "Mazanderani Consulting Agreement") pursuant to which Mr. Mazanderani will, among other things, consult with the Board and the Chief Executive Officer for a period of two years on matters regarding our strategy. Mr. Mazanderani has extensive experience in global fintech businesses, including in several of our company's principal geographies and product lines. The Mazanderani Consulting Agreement expired under its terms on August 5, 2022.

Pursuant to the terms of the Mazanderani Consulting Agreement, Mr. Mazanderani received a $16,667 per month, or $200,000 per year (the "Consulting Fee"), which was payable on a monthly basis in arrears, and was eligible for a short-term incentive bonus of up to 100% of the Consulting Fee, subject to the achievement of certain pre-determined performance targets, and was granted an option to purchase 150,000 shares of our common stock at an exercise price of $3.50 per share, pursuant to our stock incentive plan. No performance bonus was paid during the year.

Familial Relationships

There are no familial relationships among any of our directors or executive officers.

Policy Agreement with IFC Investors

Pursuant to the Policy Agreement, dated April 11, 2016 (the "Policy Agreement"), between International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the "IFC Investors") and us, the IFC Investors are entitled to designate one nominee to our Board. The IFC Investors have advised us that the IFC Investors regard Mr. Hamid as the independent director nominated by the IFC Investors under the terms of the Policy Agreement. In addition, pursuant to the Policy Agreement, the IFC Investors have been granted certain rights, including the right to require us to repurchase any shares we have sold to them upon the occurrence of specified triggering events, which we refer to as a "put right".

Events triggering the put right relate to (1) us being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that we (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate our business in compliance with anti-money laundering or anti-terrorism laws; or (2) we reject a bona fide offer to acquire all of our outstanding shares at a time when we have in place or implement a shareholder rights plan, or adopt a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid to us by the IFC Investors and the volume-weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect to a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Cooperation Agreement and Securities Purchase Agreement with VCP

Pursuant to a Cooperation Agreement, dated May 13, 2020, as amended on December 9, 2020, and March 22, 2022, (collectively the "Cooperation Agreement"), between VCP and us, VCP is entitled to designate one nominee to our Board. VCP has designated Mr. A.C. Ball as its nominee to our Board. In addition, pursuant to the Cooperation Agreement, VCP has agreed to refrain from acquiring more than 24.9% of our outstanding common stock or taking certain actions, including acting in concert with others, that could result in a change of control of our company. The restriction to acquire more than 24.9% of our common stock excludes any shares of our common stock acquired pursuant to the Securities Purchase Agreement (the "VCP Agreement") dated as of March 22, 2022. These restrictions remained in effect through the date of our 2022 annual meeting of shareholders and the Cooperation Agreement has expired.

On March 22, 2022, we entered into the "VCP Agreement" with VCP whereby VCP will procure that one or more funds under its management (the "Purchasing Funds") will subscribe for, and we will have the obligation to issue and sell to the Purchasing Funds, ZAR 350.0 million of our common stock if (i) an event of default occurs under certain debt agreements entered into with FirstRand Bank Limited acting through its Rand Merchant Bank division ("RMB") (including Facility G or Facility H), (ii) Lesaka SA fails to pay all outstanding amounts in respect of Facility H on the maturity date of such facility, or (iii) our market capitalization on the Nasdaq Global Select Market (based on the closing price on such exchange) falls and remains below the U.S. dollar equivalent of ZAR 2.6 billion on more than one day. The VCP Agreement contains customary representations and warranties from us and VCP and covenants from us and certain of our subsidiaries.

On March 16, 2023, we entered into an amendment agreement (the "VCP Amendment Agreement") with VCP to amend the maturity date under the agreement with VCP to December 31, 2025, in order to align such date with the maturity date of certain of our debt agreements.

Additionally, we entered into a Step-In Rights Letter on March 22, 2022 with VCP and RMB, which provides RMB with step in rights to perform the obligations or enforce our rights under the VCP Agreement to the extent that we fail to do so and do not remedy such failure within two business days of notice of such failure.

Independent Director Agreements

We have entered into independent director agreements with each of our independent directors, providing for, among other things, the terms of each director's service, compensation and liability.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify them, to the fullest extent authorized or permitted by applicable law, including the Florida Business Corporation Act, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Mr. Kola is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

  the nature of the related person's interest in the transaction;

  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  the importance of the transaction to the related person;

  the importance of the transaction to us;

  whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

  any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of subsequent changes in beneficial ownership on Form 4 or Form 5. Based solely on our review of these forms filed with the SEC, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers and greater than 10 percent shareholders complied with the filing requirements applicable to them for the fiscal year ended June 30, 2023, in a timely manner, with the exception of a late Form 4 filed on February 28, 2023, for Mr. Mali in connection with sale of our shares of common stock on February 17, 2023, and late Form 4 filed jointly on May 23, 2023, by VCP and Messrs. Ball and Nkosi, in connection with a purchase of our shares of common stock on May 18, 2023.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte, our previous independent registered public accounting firm, for the fiscal years ended June 30, 2023 and 2022.

	2023 $ '000	2022 $ '000
Audit Fees	2,796	2,316
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Audit Fees - This category includes the audit of our annual consolidated financial statements on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management's assessment of the effectiveness of our internal control over financial reporting and the auditors' independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees - This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees". There were no such fees paid in the fiscal years ended June 30, 2023 or 2022.

Tax Fees - This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return reviews and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2023 or 2022.

All Other Fees - This category consists of miscellaneous fees that are not otherwise included in the previous three categories. There were no such fees paid in the fiscal years ended June 30, 2023 or 2022.

Pre-Approval of Audit and Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2023 and 2022, all of the services provided by Deloitte with respect to fiscal years 2023 and 2022 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of at least three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board, which is available on our website free of charge at www.lesakatech.com. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Mses. Singh-Bushell, Gobodo, Naidoo and Mr. Hamid. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Mr. Kola represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with Mr. Kola and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These matters included a discussion of Deloitte's judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm's independence.

Based upon the Audit Committee's discussion with management and Deloitte and the Audit Committee's review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2023, for filing with the SEC.

Audit Committee Ekta Singh-Bushell, Chairperson Nonkululeko N. Gobodo S. Venessa Naidoo Javed Hamid

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of September 22, 2023, information about beneficial ownership of our common stock by:

  each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

  each of our current directors and named executive officers; and

  all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 61,516,860 shares of common stock outstanding as of September 22, 2023. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after September 22, 2023 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder's address is c/o Lesaka Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

Name	Shares of Common Stock Beneficially Owned
	Number	%
Antony C. Ball	-	-
Nonkululeko N. Gobodo	-	-
Javed Hamid	-	-
Steven J. Heilbron(1)	525,000	*
Naeem Kola(2)	257,713	*
Lincoln C. Mali(3)	286,972	*
Ali Mazanderani	-	-
Chris Meyer(4)	787,205	1.28%
S. Venessa Naidoo	-
Monde Nkosi	-	-
Kuben Pillay	-	-
Ekta Singh-Bushell	7,000	*
Value Capital Partners (Pty) Ltd (5)	14,670,700	23.85%
IFC Investors and Related Entities(6)	7,366,866	11.98%
The Goldman Sachs Group, Inc.(7)	4,997,545	8.12%
Morgan Stanley(8)	5,187,577	8.43%
Directors and Executive Officers as a Group(9)	1,863,890	3.03%

_______________________________________

*Less than one percent

(1) Comprises (i) 300,000 shares of common stock; and (ii) 225,000 shares of restricted stock, the vesting of which is subject to the satisfaction of time-based vesting conditions.

(1) Comprises (i) 63,131 shares of common stock; and (ii) 194,582 shares of restricted stock, the vesting of which is subject to the satisfaction of certain time-based vesting conditions.

(2) Comprises (i) 79,934 shares of common stock; and (ii) 207,038 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions.

(3) Comprises (i) 178,194 shares of common stock; (ii) 183,760 shares of common stock held by a trust, settled by a relative of Mr. Meyer and of which he is a beneficiary, and (iii) 425,251 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions.

(5) According to Amendment No. 6 to Schedule 13D/A filed by VCP with the SEC on November 15, 2022, VCP has sole voting and dispositive power over these securities. VCP's business address is 173 Oxford Road, 8th Floor, Rosebank, Gauteng, 2196, South Africa. Antony C. Ball is the non-executive chairman and Monde Nkosi is an executive director of VCP.

(6) According to Amendment No. 2 to Schedule 13D/A filed by the IFC Investors and related entities with the SEC on August 19, 2022: (a) International Finance Corporation ("IFC") beneficially owns an aggregate of 2,267,239 common shares as to which it has sole voting and dispositive power, (b) IFC African, Latin American and Caribbean Fund, LP ("ALAC") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (c) IFC African, Latin American and Caribbean Fund (GP) LLC ("ALAC GP") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (d) IFC Financial Institutions Growth Fund, LP ("FIG") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power, and (e) IFC FIG Fund (GP), LLP ("FIG GP") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power. Each of ALAC, a United Kingdom limited partnership, and FIG, a United Kingdom limited partnership, is primarily engaged in the business of investing in securities. ALAC GP, a Delaware limited liability company, is primarily engaged in the business of serving as the general partner of ALAC. FIG GP, a United Kingdom limited liability partnership, is primarily engaged in the business of serving as the general partner of FIG. Each of ALAC and FIG are funds managed by IFC Asset Management Company LLC, a wholly-owned subsidiary of IFC, that invests third party capital in conjunction with IFC investments. The business address of the aforementioned entities is 2121 Pennsylvania Avenue, Washington, D.C. 20433.

(7) According to Amendment No 1. to Schedule 13G filed by The Goldman Sachs Group, Inc. ("Goldman Sachs") with the SEC on February 8, 2023, Goldman Sachs has shared voting and dispositive power over these securities. Goldman Sachs's business address is 200 West Street, New York, NY 10282.

(8) According to Amendment No. 1 to Schedule 13G filed by Morgan Stanley with the SEC on February 10, 2023, Morgan Stanley has shared voting and dispositive power over these securities. Morgan Stanley's business address is 1585 Broadway, New York, NY 10036.

(9) Represents shares beneficially owned by our directors and executive officers as a group. Includes 1,051,871 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2023, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.lesakatech.com). In addition, our annual report (with exhibits) is available at the SEC's website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2024 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2024 annual meeting of shareholders must deliver them to us by June 4, 2024, in order to be considered for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2024 annual meeting of shareholders (other than a proposal presented for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 4, 2024, as set forth more fully in Section 2.08 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 4, 2024, as set forth more fully in Section 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at P.O. Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called "householding". Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed in early October of each year, by notifying us in writing at: Lesaka Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, Attention: Lesaka Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors, Kuben Pillay Chairman
September 29, 2023

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

LESAKA TECHNOLOGIES, INC. VOTE

Using a black ink pen, mark your votes with an X as shown in this example. [X]
Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 1 YEAR on Proposal 4.

1. ELECTION OF DIRECTORS. Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 – Kuben Pillay	☐	☐	02 – Chris Meyer	☐	☐	03 – Naeem E. Kola	☐	☐
04 – Antony C. Ball	☐	☐	05 – Nonku N. Gobodo	☐	☐	06 – Javed Hamid	☐	☐
07 – Steven J. Heilbron	☐	☐	08 – Lincoln C. Mali	☐	☐	09 – Ali Mazanderani	☐	☐
10 – S. Venessa Naidoo	☐	☐	11 - Monde Nkosi	☐	☐	12 - Ekta Singh-Bushell	☐	☐

	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF KPMG, INC. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2024	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03VVOA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — LESAKA TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Lesaka Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 15, 2023. The undersigned appoints Chris Meyer and Naeem E. Kola, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Lesaka Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director, FOR proposals 2 and 3 and 1 YEAR on Proposal 4.

Proxy Services
c/o Computershare
PO Box 43017
Providence, RI 02940-3017

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

LESAKA TECHNOLOGIES, INC. VOTE

Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas. [X]

Proxy for Shareholders Registered on South African Branch Register

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 1 YEAR on Proposal 4.

1. ELECTION OF DIRECTORS. Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 – Kuben Pillay	☐	☐	02 – Chris Meyer	☐	☐	03 – Naeem E. Kola	☐	☐
04 – Antony C. Ball	☐	☐	05 – Nonku N. Gobodo	☐	☐	06 – Javed Hamid	☐	☐
07 – Steven J. Heilbron	☐	☐	08 – Lincoln C. Mali	☐	☐	09 – Ali Mazanderani	☐	☐
10 – S. Venessa Naidoo	☐	☐	11 - Monde Nkosi	☐	☐	12 – Ekta Singh-Bushell	☐	☐

	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF KPMG, Inc. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2024	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03VVOA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION

Proxy for Shareholders Registered on South African Branch Register

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This South African proxy is solicited on behalf of the Board of Directors of Lesaka Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 15, 2023. The undersigned appoints Chris Meyer and Naeem E. Kola, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and to vote all shares of the common stock of Lesaka Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this South African proxy.

This South African proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director, FOR proposals 2 and 3 and 1 YEAR on Proposal 4.

This South African proxy must be lodged, posted or emailed to JSE Investor Services (Proprietary) Limited (using the contact details below), so as to reach them by 16:00 (SA time) on November 10, 2023. South African shareholders that have already dematerialized their shares through a CSDP or broker, other than with own-name registration, should not complete this South African proxy. Instead, they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the Annual Meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such Annual Meeting.

THE BOARD HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE SOUTH AFRICAN PROXY IN THE ENCLOSED ENVELOPE OR MAIL TO:

JSE INVESTOR SERVICES (PTY) LTD
Physical address: One Exchange Square, 2 Gwen Lane, Sandown, Sandton, 2196, South Africa
Postal address: PO Box 4844 Johannesburg 2000

E-mail: meetfax@jseinvestorservices.co.za

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.